FORM 3

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                      of the Investment Company Act of 1940


----------------------------------------  -------------------------------  -------------------------------------------------------
1.Name and Address of Reporting Person*   2. Date of Event Requiring        4. Issuer Name and Ticker or Trading Symbol
                                             Statement (Month/Day/Year)

  Ho       Harry        H                            12/01/97                   China Continental, Inc. ("CHCL")
----------------------------------------  -------------------------------  -------------------------------------------------------
(Last)    (First)     (Middle)            3.  IRS or Social Security         5. Relationship of Reporting    6. If Amendment, Date
                                              Number of Reporting Person        Person to Issuer                of Original
                                              (Voluntary)                       (Check all applicable)          (Month/Day/Year)

                                                                               X Director       X 10% Owner
                                                                              ---              ---
                                                                               X Officer (give  __ Other (specify
                                                                              --- title below)      below)

                                                                                               Chairman & CEO
1801-1806 Hua Qin International Building                                                       ----------------------
------------------------------------------------ ---------------------------------- ----------------------------------- ----------
(Street)                                                                           7. Individual or Joint / Group Filing (Check
                                                                                   applicable line)

                                                                                  ___ Form filed by One  Reporting Person
                                                                                   X Form filed by More than  One Reporting Person
 340 Queens Road Central, Hong Kong                                               ---
----------------------------------------------------------------------------------------------------------------------- ----------
(City)        (State)           (Zip)

----------------------------------------------------------------------------------------------------------------------------------
                                                        Table I - Non-Derivative Securities Beneficially Owned
------------------------------------------------ ---------------------------------- ----------------------------------- ------------
1. Title of Security      2. Amount of Securities          3. Ownership Form: Direct (D) or  4. Nature of Indirect Beneficial
   (Instr.4)                 Beneficially Owned (Instr.4)     Indirect (I) (Instr. 5)           Ownership (Instr.4)
------------------------- ------------------------------  -------------------------------   ----------------------------------------
Common Stock                18,190,000                               I                      By Allington International, Inc.
------------------------- ------------------------------  -------------------------------   ----------------------------------------
Common Stock                 9,100,000                               I                      By contract for purchase with Chan Kwai
                                                                                            Chui
------------------------- ------------------------------  -------------------------------   ----------------------------------------
Common Stock                 1,500,000                               I                      By Hua Tuo Herbal Products Manufacturing
                                                                                            Pte. Ltd.
------------------------- ------------------------------  -------------------------------   ----------------------------------------
Common Stock                 9,990,000                               I                      By Megaway Resort Development Limited
------------------------- ------------------------------  -------------------------------   ----------------------------------------

* If the Form if filed by more than one Reporting  Person,  see Instruction 5(b)
(v). Reminder. Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)



Form 3 (continued)     Table II - Derivative Securities Beneficially Owned (e.g. puts, calls, warrants, options, convertibles securities)

---------------------   ---------------------   -------------------------   -----------------  ---------------  --------------------
1.Title of              2. Date Exercisable     3. Title and Amount of      4. Conversion or    5. Ownership    6. Nature of
  Derivative               and Expiration          Securities Underlying       Exercise Price      Form of         Indirect
  Security (Instr.4)       Date                    Derivative Security         of Derivative       Derivative      Beneficial
                           (Month/Day/Year)       (Instr. 4)                   Security            Security:       Ownership

                                                                                                   Direct (D) or
                                                                                                   Indirect (I)
                                                                                                   (Instr. 5)


----------------------------- ----------- -------------- ------------------------ ----------- ----------------------- --------------

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Explanation of Responses:

     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff (a).


                                 -----------------------------            ------
                                 Signature of Reporting Person             Date

                                 Harry H. Ho

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure. Additional signature pages attached

                            (Print or Type Responses)

                             Additional Signatures:

         1. Name and Address:       Allington International, Inc.

                                    1801-1806 Hua Qin International Building

                                    340 Queen's Road Central

                                    Hong Kong

         2.  Date of Event Requiring Statement: 12/01/97
         3.  IRS or Social Security Number: None
         4.  Issuer Name and Trading Symbol:  China Continental - "CHCL"
         5.  Relationship of Reporting Person to Issuer:  10% owner
         6.  If Amendment, Date of Original:
         7. Individual or Joint/Group Filing: Form filed by more than one reporting person

                                               Allington International, Inc.



                                               By:
                                                  ---------------------------
                                               Title:
                                                     ------------------------

         1.  Name and address:   Hua Tuo Herbal Products Manufacturing Pte, Ltd.
                                 1801-1806 Hua Qin International Building
                                 340 Queen's Road Central
                                 Hong Kong

         2.  Date of Event Requiring Statement: 12/01/97
         3.  IRS or Social Security Number: None
         4.  Issuer Name and Trading Symbol:  China Continental - "CHCL"
         5.  Relationship of Reporting Person to Issuer:  10% owner
         6.  If Amendment, Date of Original:
         7. Individual or Joint/Group Filing: Form filed by more than one reporting person


                          Hua Tuo Herbal Products Manufacturing Pte, Ltd.



                          By:
                             ------------------------------------
                          Title:
                                ---------------------------------

         1.  Name and Address:      Megaway Resort Development Limited
                                    1801-1806 Hua Qin International Building
                                    340 Queen's Road Central
                                    Hong Kong

         2.  Date of Event Requiring Statement:12/01/97
         3.  IRS or Social Security Number: None
         4.  Issuer Name and Trading Symbol:  China Continental - "CHCL"
         5. Relationship of Reporting Person to Issuer: in association with Harry H. Ho, 10% owner
         6.  If Amendment, Date of Original:
         7. Individual or Joint/Group Filing: Form filed by more than one reporting person

                                              Megaway Resort Development Limited


                                              By:
                                                 -------------------------------
                                              Title:
                                                    ----------------------------

         1.  Name and Address:      Chan Kwai Chiu
                                    1801-1806 Hua Qin International Building
                                    340 Queen's Road Central
                                    Hong Kong

         2.  Date of Event Requiring Statement: 12/01/97
         3.  IRS or Social Security Number: None
         4.  Issuer Name and Trading Symbol:  China Continental - "CHCL"
         5. Relationship of Reporting Person to Issuer: in association with Harry H. Ho, 10% owner
         6.  If Amendment, Date of Original:
         7. Individual or Joint/Group Filing: Form filed by more than one reporting person



                                          --------------------------------------
                                          By:
                                             -----------------------------------
                                            Through Stock Power, a copy of which
                                            is attached